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                                  HALE AND DORR
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

                                  June 10, 1996

HemaSure Inc.
140 Locke Drive
Marlborough, MA  01752

         Re:      1994 Director Option Plan

Ladies and Gentlemen:

         We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to an additional 150,000 shares of Common Stock, $.01 par value per share (the "Shares"), of HemaSure Inc., a Delaware corporation (the "Company"), issuable under the Company's 1994 Director Option Plan (the "Plan").

         We have examined the Certificate of Incorporation, as amended and the By-Laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based on the foregoing, we are of the opinion that the Company has duly authorized for issuance the shares of its Common Stock covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such shares, when issued in accordance with the terms of the Plan at a price per share at least equal to the par value per share of the Common Stock, will be legally issued, fully paid and nonassessable.

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         We hereby consent to the filing of this opinion with the Securities and
Exchange Commission in connection with the Registration Statement.

                                Very truly yours,

                                /s/ HALE AND DORR
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                                HALE AND DORR

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